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                                  EXHIBIT 4.3

LOGO

                SAFETY-KLEEN 1995 EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose of the Plan. The Plan described in this instrument shall have the name "Safety-Kleen Employee Stock Purchase Plan" and is herein called "this Plan." The purpose of this Plan is to provide eligible employees who wish to invest in Safety-Kleen Corp. (the "Company") Common Stock, $.10 par value (the "Common Stock"), a convenient and economical method of doing so. The Company believes that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company.

  2. Participating Employers. The Company shall at all times be a "participating employer" for purposes of this Plan. Any other corporation shall be deemed to be a participating employer under this Plan if on the date as of which the corporation's status is being determined either (i) the corporation is a domestic subsidiary of the Company and the Compensation Committee designated by the Company's Board of Directors (the "Board") has not determined to exclude such corporation from being a participating employer under this Plan or (ii) the corporation is a foreign subsidiary and the Compensation Committee has determined to include such corporation as a participating employer under this Plan (provided that the following foreign subsidiaries shall be participating employers under the Plan until and unless the Compensation Committee otherwise decides: Safety-Kleen U.K. Limited, Safety-Kleen Canada, Inc., Safety-Kleen Oil Recovery Co., and Safety-Kleen Oil Service, Inc. The term "subsidiary" whenever it is used in this Plan has the meaning it is given in Section 424(f) of the Internal Revenue Code of 1986 (the "Code"). A subsidiary shall be deemed a "domestic subsidiary" if it is incorporated in any jurisdiction within the United States and a majority of its employees are residents of the United States. A subsidiary shall be deemed a "foreign" subsidiary if it does not qualify as a domestic subsidiary.

  3. Eligible Employees. Every individual who is employed by a participating employer on any particular Grant Date for options under this Plan shall be an eligible employee on that Grant Date and shall be eligible to receive an option granted on that Grant Date under this Plan, except that none of the following individuals shall be an eligible employee on (or be entitled to receive any options granted on) that particular Grant Date:

    (a) an individual who has not been continuously employed by a participating employer since January 1 of the year in which that Grant Date occurs (provided that an individual who is employed by a participating employer on that Grant Date and has been continuously employed since January 1 of the year in which that Grant Date occurs by any combination of one or more corporations who are participating employers on that Grant Date, a subsidiary of the Company which is not a participating employer, and any business acquired prior to that Grant Date by a participating employer or any such subsidiary shall not be disqualified from participation under this clause (a));

    (b) an employee who is employed on a part time basis on that Grant Date;

    (c) an individual who on that particular Grant Date is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Company's Common Stock; or

    (d) an employee who after giving effect to the option which would be granted to him on that Grant Date would own (or hold options to purchase) shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent, if any, or any subsidiary of the Company. In determining whether the stock ownership of an employee equal or exceeds this 5% limit, the rules of Code Section 424(d) shall apply, and stock which the employee may purchase under outstanding options (whether or not such options qualify for the tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the employee.

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  4. Annual Option Grants. Options shall be granted under this Plan on June 1 of each of the years 1995 through 1999 except that in each of those years in which June 1 falls on a Saturday, Sunday, or federal holiday, the options in that year shall be granted on the first date immediately following that June 1 which is not a Saturday, Sunday or a federal holiday. The date upon which options are granted under the preceding sentence in any particular year shall be the "Grant Date" for each of the options granted on that date. Each individual who is an eligible employee on the Grant Date in any year shall be granted an option on that Grant Date pursuant to the terms of this Plan.

  5. Employee Contributions.

  a. Election to Contribute. Each individual who qualifies as an eligible employee on the Grant Date in any particular year shall have the right (subject to the limitations in this Plan) to decide whether or not to participate in the Plan with respect to the option granted on that Grant Date and to decide the amount he or she will contribute to the Plan with respect to that option, provided that:

    (1) no individual shall be entitled to contribute less than $2 per week during that contributions period; and

    (2) no individual shall be entitled to contribute more than 5% of the individual's compensation from all participating employers for the pay days occurring during the period beginning on June 1 of the year preceding the year in which that Grant Date occurs and ending on the May 31 immediately preceding that Grant Date (except that if such employee has been employed by participating employers for less than that entire period such amount may not exceed 5% of his or her annualized compensation for his or her period of employment with participating employers determined in such manner as the Compensation Committee shall approve).

In order to be entitled to participate in the Plan with respect to the option granted on any particular Grant Date, an eligible employee must complete and return a participation commitment on a form provided by the Company not later than the June 30 immediately following the Grant Date in which the employee (i) commits (subject to the provisions in this Plan) to the amount the employee will contribute to the Plan with respect to that option (herein called the employee's "committed amount" for that option) and (ii) authorizes payroll deductions in such amount as will result in the full payment of the employee's committed amount over a period (the "contributions period") of 52 weeks from the date of the first payroll deduction.

  b. Payroll Deduction. Payroll deductions with respect to each option will begin with the first pay day after July 15 immediately following the Grant Date of such option and shall continue with respect to that option until 52 weeks of the employee's pay have been subject to deduction or the option is terminated pursuant to part 11, whichever event occurs first. Cash payments are not permitted under the Plan without the Company's consent and unless the Company otherwise prescribes, any direct cash contributions which are made will be treated in the same way payroll deductions are treated under the terms of this Plan. The amounts of payroll deductions (and any other contributions) from employees participating in the Plan shall be held by the Company and may be used by the Company for any corporate purpose.

  6. Option Price. Except as provided in the next sentence, the option price of the Common Stock purchasable with each option granted under this Plan shall be 90% of the lower of (i) the fair market value (as defined below) of the Common Stock on the Grant Date of the option or (ii) the fair market value of the Common Stock on June 30 in the year after the year in which the Grant Date. For purposes of the Plan, the "fair market value" of the Common Stock shall mean the closing price per share as reported in the New York Stock Exchange-Composite Transactions for the date for which fair market value is determined provided that if no trading in the Common Stock on the New York Stock Exchange shall be reported for that date, then the fair market value of the Common Stock on that date shall be deemed to be the closing price for the Common Stock on the latest day prior to that date upon which trading in the Common Stock shall have occurred on the New York Stock

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Exchange. If the price per share prescribed by the preceding sentence shall be deemed lower than the lowest price which would permit this Plan to qualify as an "employee stock purchase plan" for purposes of Section 423(b) of the Code, then such lowest price shall be substituted for the price otherwise prescribed by the preceding sentence.

  7. Number of Shares Issuable Upon Exercise of Each Option. Except as otherwise provided in the next sentence, the number of shares which shall be issuable to an eligible employee upon exercise of any particular option granted to that employee under the Plan shall be the largest integral number of which does not exceed the least of:

    (a) the quotient obtained by dividing (i) the option price for the shares (established as prescribed in Part 6) into (ii) the eligible employee's committed amount for that option (established as prescribed in part 5) (provided that if such quotient has a value to the right of the decimal point equal to .5 or more, the quotient shall be rounded up to the next higher integral number (e.g. a quotient of 100.5 would be rounded up to 101)), or

    (b) twice the number obtained by dividing (i) 90% of the fair market value per share of the Common Stock on the Grant Date of the option into
  (ii) the eligible employee's committed amount for that option (established as prescribed in part 5), or

    (c) the number obtained by dividing $25,000 by the fair market value per share of the Common Stock on the Grant Date of the option, or

    (d) the maximum number of shares which can be purchased with the option without causing the individual to exceed the limit imposed by clause (d) in part 3 of this Plan.

In the event that exercise of options granted in any particular year would cause the aggregate number of shares issued under this Plan to exceed the limit imposed by Part 8, then the number of shares issuable by reason of the exercise of any option granted in that year shall be reduced to the largest integral number which is less than the number determined by multiplying the number of shares which would have been issued by reason of the exercise of that option but for this reduction times a fraction, the numerator of which is the number of shares remaining available under this Plan prior to the exercise of any options granted in that year and the denominator of which is the number of shares which would be issued by reason of the exercise of all options granted in that year but for this reduction.

  8. Shares of Common Stock Subject to the Plan. The maximum number of shares of Common Stock that will be sold under the Plan is 1,500,000 subject to adjustment as provided in part 16. Shares subject to any option that are not sold for any reason (including termination of such option prior to exercise) will be available for other options granted under this Plan.

  9. Exercise. Except as otherwise provided in part 11, each option granted in any particular year shall automatically be exercised on June 30 of the subsequent year (which shall be deemed the "exercise date" of that option). No action on the part of the employee holding the option shall be necessary to cause such exercise.

  10. Issuance of Common Stock Certificates. Certificates for shares of Common Stock issuable by reason of the exercise of any option granted under this Plan will be issued to the individual to whom such option was granted upon full payment for the shares that individual is entitled to purchase pursuant to that option. No one shall have any rights with respect to the shares issuable under any option until full payment for those shares is made. No fractional share shall be issued in connection with the exercise of any option.

  11. Option Termination.

  a. Election Not To Participate. In the event any eligible employee shall return an election to the Company declining to make any contribution with respect to any option granted to that employee,

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then such option shall be deemed terminated and the employee shall not have any right to purchase any shares under or by reason of the grant of that option.
The Company shall be entitled (but not obligated) to treat any eligible employee from whom the Company has not received a written authorization for payroll deductions with respect to any option by June 30 immediately following the Grant Date of that option as having elected not to (i) make any contributions to the Plan with respect to that option or (ii) purchase any shares under that option, and in such event such option shall be deemed to have terminated unexercised on that June 30.

  b. Employee's Right to Terminate Election. An employee may elect to terminate any option granted to such employee under this Plan, provided that (i) such right of termination may not be exercised after the May 31 which first occurs after the Grant Date of the option (the "Termination Deadline") and (ii) the termination right may only be exercised in whole to eliminate the right to purchase all shares with that option. Such termination right shall be deemed to be exercised when the employee shall deliver written notice of termination to such representative of the Company as the Company shall designate from time to time in connection with the Plan. The Company shall have the right to treat as ineffective any attempt to terminate made other than in accordance with Company procedures or any attempt to terminate in accordance with Company procedures which occurs on or after the Termination Deadline.

  c. Termination of Employment. If prior to the exercise date of any option granted under this Plan, the option holder's employment with all participating employers shall terminate for any reason whatsoever (including but not limited to death, retirement or termination by the employer with or without cause), then such option shall terminate on the earliest date on which the option holder shall not be employed by any participating employer. In no event shall the grant of any option under this Plan be deemed to bestow on the person to whom it is granted any right to employment or any right to damages in the event employment is terminated for any reason or impair to any extent the Company's right to terminate the employment of any individual.

  d. Payroll Deduction Refund. Within 60 days after the termination of any option granted under this Plan, the Company shall pay to the option holder an amount equal to the aggregate amounts deducted from such holder's pay with respect to such option (excluding withholding taxes and other such deductions which would not have been available to pay the purchase price for shares subject to the option). No interest shall accrue or be paid on any amounts deducted, held or refunded pursuant to this Plan.

  12. Nontransferability. No option granted under this Plan shall be assignable or tranferable, and such option shall be exercisable only by the participating employee during his lifetime. In the event the individual to whom an option was granted under this Plan shall die or become disabled prior to the issuance of the shares and/or payment due with respect to that option, then (i) such shares and/or payment shall be issuable to the personal representative, administrator or other person entitled thereto by reason of the death or disability and (ii) the Company shall not be obligated to issue such shares or payment until it receives such evidence as it shall require to establish to its satisfaction the identity of the person entitled to receive such issuance.

  13. Administration. The Plan will be administered by the Compensation Committee ("Committee") of the Board as selected from time to time by the Board. The Committee may enact rules and regulations for the administration of the Plan and may decide questions which may arise with respect to its interpretation or application. The Committee's interpretations and decisions with respect to the Plan shall be final and conclusive.

  14. Expenses. The Company will pay the expenses of administering the Plan.

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  15. Effective Date of the Plan. The Plan shall become effective June 1, 1995, subject to the approval, within 12 months before or after the adoption of the Plan by the Board, of holders of at least a majority of the voting stock of the Company voting in person or by proxy at a duly-held stockholders' meeting.

  16. Adjustments.

  a. Stock Splits. The number of shares subject to outstanding options, the option price for which shares may be purchased upon the exercise of outstanding options, and the number of shares available for options subsequently granted under this Plan shall be appropriately adjusted to reflect any stock dividend, stock split, or other action determined by the Committee to be similar to any of the actions expressly indicated in this sentence in its substantive effect upon this Plan or the options granted under this Plan.

  b. Changes in Capitalization. In the event of any reorganization, recapitalization, reclassification, merger, consolidation or sale of all or substantially all of the Company's assets followed by liquidation or other transaction which is effected in such a way that holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a "Capital Change"), then (except as otherwise provided in paragraph c immediately below) the Committee shall make appropriate changes to assure that each outstanding option thereafter represents the right to acquire, in lieu of or in addition to the shares of Common Stock subject to such option, such securities or assets which the holder of such option would have received if all shares subject to such option had been owned by such holder at the record date for such Capital Change by reason of such ownership. In connection with a Capital Change, the Committee shall make such changes in each option as the Committee determines appropriate to reflect such Capital Change. The Board of Directors shall have the right to make such changes in the kind of securities or other property available for options granted under this Plan after any Capital Change as the Board deems appropriate to reflect such Capital Change. Unless the Committee shall otherwise determine, a cash distribution on the Company's Common Stock shall not constitute a Capital Change for purposes of this Plan. If no previous adjustments under this part 16 have been made prior to a Capital Change, then the shares subject to each option at the time of the Capital Change shall be deemed to be equal to the largest integral number which is less than the result determined by dividing the fair market value per share of the Common Stock on the Grant Date into the option holder's committed amount. If an adjustment shall have been made under this section 16 prior to such Capital Change, then the shares subject to the option shall be the shares and/or other property which shall be subject to that option after giving effect to all adjustments under this part 16 which shall have occurred prior to that Capital Change.

  c. Alternative Treatment. In lieu of making the adjustment prescribed in the preceding paragraph b, the Compensation Committee may with respect to any Capital Change

    (i) elect to make a cash payment to each option holder equal to the sum of the amount of payroll deductions made with respect to that option holder's option plus the product derived by multiplying the number of shares subject to the option times the amount by which the fair market value per share of the Common Stock at the time of the Capital Change shall exceed the fair market value per share of the Common Stock at the Grant Date of that option or

    (ii) if the fair market value of the Common Stock when the Capital Change occurs shall be less than the fair market value of the Common Stock on the Grant Date of the option, elect to refund to each option holder the aggregate amount of payroll deductions made with respect to that holder's option, or

    (iii) grant each option holder the right to purchase the shares and/or other property subject to his or her option immediately after giving effect to the adjustment prescribed in paragraph

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  6b at a purchase price equal to the amount by which the option holder's commited amount shall exceed payroll deductions made with respect to his or her option but subject to the condition that if the purchase price is not paid within 30 days after notice of such right is given the option holder, the option holder shall only be entitled to receive a refund without interest of such holder's payroll deductions with respect to the option.

If the Committee makes any of the elections prescribed in this paragraph c with respect to any Capital Change, then each option holder's rights flowing from that election as prescribed in this paragraph c shall be in lieu of (and shall extinguish) all other rights which that holder might otherwise have had with respect to such option or with respect to refund of the payroll deductions previously made with respect to that option.

  d. Final Determinations. The determination of the Committee or the Board as to the nature of the adjustment to be made in response to any event contemplated by this Part 16 shall be binding upon all persons concerned.

  17. Amendment and Termination. No option may be granted nor may any employee elect to participate in the Plan after December 31, 1999. The Board may at any time terminate the Plan or make such changes or amendments as it shall deem advisable without the approval of the stockholders of the Company. Without the consent of an employee who has elected to participate in the Plan no termination, modification or amendment of the Plan may adversely affect the rights of such employee under options granted prior to such termination, modification or amendment.

  18. Government Regulations. The Plan and the grant and exercise of options and the obligation of the Company to sell and deliver shares under such options shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agency as may be required.

  19. Internal Revenue Code Requirements Control. The Company's objective is that the Plan shall at all times constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Code and that each option granted under this Plan constitute an option granted under such an employee stock purchase plan and accordingly: (i) all provisions in this Plan and in each option granted under this Plan shall be interpreted and applied in a manner which will satisfy that objective and (ii) if any requirement necessary to satisfy that objective is not expressly contained in the Plan or such option, then such requirement is by this reference incorporated herein and therein.

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